Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES APPOINTMENT OF

PHYLLIS R. YALE

TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (December 16, 2009) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the Board of Directors has appointed Phyllis R. Yale to its Board of Directors effective January 1, 2010. Ms. Yale will serve on the Company’s Executive Compensation Committee, the Compliance and Quality Committee and its Strategic Development Committee.

Ms. Yale (age 52) has been a partner with Bain & Company, Inc., a global management consulting firm, since 1987. Ms. Yale received her undergraduate degree and MBA degree from Harvard College.

“We are excited to have Phyllis Yale join our Board. Phyllis’ extensive experience advising healthcare companies on strategic matters and other business initiatives will benefit our Board and all of Kindred’s stakeholders,” remarked Paul J. Diaz, President and Chief Executive Officer of Kindred.

About Kindred Healthcare

Kindred Healthcare, Inc. is a healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion and approximately 54,800 employees in 41 states. At September 30, 2009, Kindred through its subsidiaries provided healthcare services in 654 locations, including 82 long-term acute care hospitals, 222 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 350 non-affiliated facilities. Ranked first in Fortune magazine’s 2009 Most Admired Companies “Health Care: Medical Facilities” category, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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